Exhibit 99.1

News Release

EDITORIAL CONTACTS:	INVESTOR CONTACTS:
Drew Prairie	Mike Haase
(512) 602-4425	(408) 749-3124
drew.prairie@amd.com	mike.haase@amd.com

Irmina Blaszczyk
(408) 749-3398
irmina.blaszczyk@amd.com

Advanced Micro Devices, Inc. Closes $2.2 Billion

Offering of Convertible Senior Notes

SUNNYVALE, Calif, April 27, 2007 — Advanced Micro Devices, Inc. (NYSE:AMD) today announced the closing of its offering of $2.2 billion aggregate principal amount of 6.00% Convertible Senior Notes due 2015, including $200 million of notes that were issued in connection with the exercise in full of the initial purchasers’ over-allotment option. The notes were privately offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the offering, AMD entered into capped call transactions with an affiliate of one of the initial purchasers. The capped call transactions are intended to reduce the potential dilution to AMD’s stockholders upon any future conversion of the notes. The capped call transaction effectively will increase the conversion price of the convertible notes to $42.12 per share of AMD’s common stock, representing a 300% premium relative to the last reported sale price of $14.04 per share of the common stock on April 23, 2007.

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AMD estimates that the net proceeds from the offering, will be approximately $2,169 million, after deducting discounts, commissions and estimated offering expenses. AMD used approximately $182 million of the net proceeds of the offering to fund the cost of the capped call transactions. AMD used $500 million of the remaining net proceeds to repay a portion of the term loan AMD entered into with Morgan Stanley Senior Funding, Inc. to finance a portion of the purchase price of, and expenses related to, the acquisition of ATI Technologies Inc. AMD will use the remaining amount for general corporate purposes, including working capital and capital expenditures.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and AMD’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions. Information on potential risk factors that could affect AMD, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in AMD’s annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

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About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

AMD and the AMD Arrow logo are trademarks of Advanced Micro Devices, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.